Exhibit 10.1

AMENDMENT

TO

CUSTOMERS BANCORP, INC.

2010 STOCK OPTION PLAN

The above-referenced Plan, as last amended on September 17, 2011, is hereby further amended in the manner set forth below.

1. Section 7.1(c) is hereby amended and restated to read as follows, effective immediately:

(c) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. In no event shall the exercise period of any Option expire later than the tenth (10th ) anniversary of the date of its grant. Notwithstanding anything herein to the contrary, in no event shall the committee (i) extend the term of an existing award beyond the maximum allowable term under the Plan, or (ii) take any action that would result an addition to the aggregate shares available under the Plan without shareholder approval.

2. It is intended that the Committee may amend any Option granted under the Plan, whether before or after the date of this Amendment, in a manner that is not inconsistent with the terms of Section 7.1(c) as hereby amended.

* * * * *

I, Glenn Yeager, Secretary of Customers Bancorp, Inc., hereby certify that this Amendment was adopted by its Board of Directors at a duly convened meeting thereof on June 25, 2014, at which a quorum was present and voting throughout.

/s/ Glenn Yeager
Glenn Yeager, Secretary